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                                                                     Exhibit 8.1




                                August 1, 1997


Weeks Corporation
Weeks Realty, L.P.
4497 Park Drive
Norcross, Georgia  30093


     Re:  Weeks Corporation/Weeks Realty, L.P.-- Shelf Registration

Gentlemen:

     We have acted as counsel to Weeks Corporation (the "Company") and Weeks Realty, L.P. (the "Operating Partnership") in connection with that certain Registration Statement on Form S-3 filed with the Securities and Exchange Commission relating to $300 million of an indeterminate amount of Preferred Stock, Common Stock, and Common Stock Warrants to be offered by the Company, and $300 million of Debt Securities to be offered by the Operating Partnership (the "Registration Statement"). In connection therewith, you have requested our opinion with respect to the following matters:

             (i) the qualification of the Company as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code");

             (ii) the status of the Operating Partnership and the Financing Partnership as partnerships for federal income tax purposes; and

             (iii) the accuracy of the discussion included in the Registration Statement under the heading "Federal Income Tax Considerations."
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Weeks Corporation
August __, 1997
Page 2

     All defined terms used herein shall have the same meaning as in the Registration Statement.

                       FACTS AND ASSUMPTIONS RELIED UPON
                       ---------------------------------

     In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including (but not limited to) the following: (1) the Registration Statement (including all Exhibits thereto); (2) the Second Amended and Restated Agreement of Limited Partnership of Weeks Realty, L.P., as amended; (3) the respective Articles of Incorporation of Weeks Corporation, Weeks Realty Services, Inc., Weeks Construction Services, Inc., Weeks GP Holdings, Inc., and Weeks LP Holdings, Inc., and bylaws of such corporations;
(4) the Limited Partnership Agreement of Weeks Financing Limited Partnership;
(5) the Employee Sharing, Occupancy, and Administrative Services Agreement entered into by Weeks Realty, L.P., Weeks Realty Services, Inc. and Weeks Construction Services, Inc.; and (6) the Company's analyses relating to the Company's compliance with the REIT gross income and asset tests.

     In our examination of documents, we have assumed, with your consent, that all documents submitted to us are authentic originals, or if submitted as photocopies, that they faithfully reproduce the originals thereof, that all such documents have been or will be duly executed to the extent required, that all representations and statements set forth in such documents are true and correct, and that all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms. We also have obtained such additional information and representations as we have deemed relevant and necessary through consultation with the officers of the Company and with the Company's advisors.

                                   OPINIONS
                                   --------

     Based upon and subject to the foregoing, we are of the following opinions.

     (1) The Company was organized and has operated in conformity with the requirements for qualification and taxation as a REIT under Sections 856-860 of the Code for its initial taxable year beginning August 23, 1994 and ending December 31, 1994 as well as its taxable years ending December 31, 1995 and December 31, 1996, and its current organization and method of operation should allow it to continue to qualify as a REIT.

     (2) The statements made under the heading "Federal Income Tax Considerations" in the Registration Statement, to the extent they constitute matters of law or legal conclusions, or constitute summaries of documents described therein, are true and accurate in all material respects, and fairly present the material tax consequences to an investor in the Common Stock of the Company.
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Weeks Corporation
August __, 1997
Page 3


     (3) The Operating Partnership and the Financing Partnership each have qualified as a partnership for federal income tax purposes and not as a "publicly traded partnership" under Section 7704 of the Code.

     The opinions expressed herein are based upon the Code, the U.S. Treasury Regulations promulgated thereunder, current administrative positions of the U.S. Internal Revenue Service, and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis. Any such changes could adversely affect the opinions rendered herein and the tax consequences to the Company. In addition, as noted above, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the representations that have been made to us, and cannot be relied upon if any of the facts contained in such documents or in such additional information is, or later becomes, inaccurate or if any of the representations made to us is, or later becomes, inaccurate. We are not, however, aware of any facts or circumstances contrary to or inconsistent with the information, assumptions, and representations upon which we have relied for purposes of this opinion. To the extent that such representations and information set forth legal conclusions with respect to factual matters relevant to the qualification of the Company as a REIT, we have reviewed with the individuals making such representations or providing such information the relevant provisions of the Code, applicable Treasury Regulations and published administrative interpretations thereof.

     We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to us under the caption "Federal Income Tax Considerations" in the Prospectus that is included in the Registration Statement.

     Finally, our opinion is limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of an investment in the Securities of the Company or the Operating Partnership.

                                    Very truly yours,


                                    /s/ KING & SPALDING